Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-114263


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 16, 2004

                             FORCE PROTECTION, INC.

This prospectus supplement is part of and should be read in conjunction with the prospectus dated April 16, 2004 relating to the resale of up to 65,000,000 shares of our common stock by stockholders. The information presented herein updates certain information in the prospectus. Unless otherwise defined herein, capitalized terms have the meanings given to them in the accompanying prospectus.

On July 20, 2004, our board of directors reduced the exercise price of the A warrants and Green Shoe warrants to $0.12 from July 20, 2004 through thirty calendar days following the filing of this prospectus supplement. Thereafter, the A warrants and the Green Shoe warrants will revert back to their original terms.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol FRCP.OB.

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

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                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
     YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 21, 2004